Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 31, 2023, relating to the consolidated financial statements of Knightscope, Inc., which appears in the Annual Report on Form 10-K of Knightscope, Inc. for the year ended December 31, 2022.

/s/ BPM LLP

San Jose, California

June 2, 2023